UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 25, 2010

SureWest Communications
(Exact Name of Registrant as Specified in its Charter)

California	000-29660	68-0365195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 Industrial Avenue, Roseville, California	95678
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(916) 772-2000

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 25, 2010, SureWest Communications issued a press release announcing its financial results for the quarter and year ended December 31, 2009.  The company's press release announcing the results is attached hereto as Exhibit 99.1. The information contained in this Current Report, including the exhibit, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of SureWest Communications, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

This press release includes non-GAAP financial measures such as Adjusted EBITDA, Free Cash Flow and net debt. Adjusted EBITDA represents net income (loss) from continuing operations excluding amounts for income taxes; depreciation and amortization; non-cash pension and certain post-retirement benefits; non-cash stock compensation; and all other non-operating income/expenses. Adjusted EBITDA is not a measure of financial performance under United States generally accepted accounting principles “GAAP” and should not be considered in isolation or as a substitute for consolidated net income (loss) as a measure of performance. Free cash flow represents net income (loss) from continuing operations plus depreciation and amortization less capital expenditures. Net debt is a measure of total long-term debt (including current maturities) less cash and cash equivalents. Net debt is a component in measuring leverage. Net debt is not a measure determined in accordance with GAAP. A reconciliation to the comparable GAAP measures is provided in the accompanying financial and operating summaries.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description
99.1	Press Release dated February 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

By:	/s/ Dan T. Bessey
Dan T. Bessey
Vice President and Chief Financial Officer

Date: February 25, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 25, 2010.